Exhibit 5.1
Opinion and Consent of Perkins Coie LLP

January 18, 2013
Rainmaker Systems, Inc.
900 East Hamilton Avenue, Suite 400
Campbell, CA 95008
Re:    Rainmaker Systems, Inc.
Registration Statement on Form S-8

Ladies and Gentleman:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") with respect to 1,000,000 shares of common stock of Rainmaker Systems, Inc. ("Rainmaker"), par value $0.001 per share (the "Shares"), under Rainmaker's 2003 Stock Incentive Plan (the "2003 Plan").
We have examined the Registration Statement and such documents and records of Rainmaker as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the 2003 Plan have been duly authorized and that, upon the registration by its registrar of such Shares and the sale thereof, and the receipt of consideration therefor, in accordance with the terms of the 2003 Plan, such Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/S/ PERKINS COIE LLP